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                                                                    Exhibit 99.F


                            SECURED PROMISSORY NOTE

                                                              New York, New York
$15,000,000.00                                                       May 4, 2000

            IN CONSIDERATION of a loan made by Rycade Capital Corporation, a Delaware corporation ("LENDER"), to the undersigned, Data Broadcasting Corporation, a Delaware corporation ("MAKER"), in the amount of $15,000,000.00, the Maker hereby unconditionally promises to pay to the order of Lender on December 29, 2000 (the "MATURITY DATE "), in lawful money of the United States of America and in immediately available funds, the principal amount of FIFTEEN MILLION DOLLARS AND ZERO CENTS ($15,000,000.00) and hereby unconditionally promises to pay to the order of the Lender on the last day of each Interest Period (as defined below) all accrued and unpaid interest (to the extent permitted by law) on the entire unpaid principal amount of this Note from time to time outstanding calculated at the then applicable Interest Rate (as defined below) compounded annually or, if less, the maximum legal rate of interest.

            For purposes of this Note, the "INTEREST PERIOD" shall mean the period commencing on either the date this Note is made or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is three months thereafter; PROVIDED, HOWEVER, that (i) if any Interest Period would end on a day which shall not be a business day, such Interest Period shall be extended to the next succeeding business day, unless such next succeeding business day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding business day, (ii) interest shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period and (iii) the first interest period shall end on June 30, 2000. For purposes of this Note, the "INTEREST RATE" shall mean a rate per annum equal to the rate of interest, as determined by the Lender, at which U.S. dollar deposits in an amount equal to the principal amount of the Note shall be offered for a period equal to the Interest Period to prime banks in the London interbank market at approximately 11 a.m. London time two business days prior to the first day of the Interest Period as reflected on the LIBO page of the Reuters Monitor Money Rate System or, if such information is not available, from a similar service deemed comparable by the Lender, plus 150 basis points.

            All payments hereunder shall be made at the principal office of Lender, 444 Spear Street, Suite 200, San Francisco, California 94105, or at such other place as Lender may, from time to time, designate.

            The proceeds of this loan may only be used by Maker to purchase the common stock, par value $.01 per share, of MarketWatch.com, Inc., a Delaware corporation ("MARKETWATCH") pursuant to the terms of a Stock Purchase Agreement, dated as of March 28, 2000, by and among MarketWatch, Maker and CBS Broadcasting Inc. (as such agreement may be amended or modified from time to time, the "STOCK PURCHASE AGREEMENT").

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            Pursuant to the terms of a Stock Pledge Agreement of even date herewith between Maker and Lender (as such agreement may be amended or modified from time to time, the "PLEDGE AGREEMENT"), repayment of this Note is secured by the pledge of 1,887,980 shares of the common stock, par value $.01 per share, of MarketWatch (the "PLEDGED STOCK") as well as all proceeds of the Pledged Stock. Lender shall be entitled to all of the benefits set forth in the Pledge Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement.

            This Note may be prepaid, in whole or in part, at any time by Maker without premium or penalty; PROVIDED, HOWEVER, that if this Note is prepaid, any such prepayment amount shall be applied first to all accrued and unpaid interest and the remainder to the outstanding principal amount of this Note.

            Except with Lender's prior written consent, until such time as all obligations under this Note have been fully paid or discharged, Maker shall not
(a) permit any liens or security interests to attach to the Pledged Stock or (b) directly or indirectly, sell, transfer, assign, hypothecate, pledge or otherwise dispose of any Pledged Collateral or any interests therein, except for the pledge and security interest created by the Pledge Agreement.

            If any one or more Events of Default (as defined below) shall have occurred and be continuing then, and in each and every such case, Lender may declare the principal amount and the then accrued and unpaid interest thereon under this Note to be immediately due and payable and thereupon, such amounts shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Lender shall be entitled to receive, to the extent lawful, reasonable attorneys' fees for the collection of such amounts. Lender may also proceed to enforce payment of all obligations of Maker and exercise any or all of the rights and remedies afforded to Lender by the Uniform Commercial Code as in effect from time to time in the State of New York (or as in effect from time to time in any and all other applicable jurisdictions), under the Pledge Agreement or otherwise. For the purposes of this Note, "Events of Default" shall mean (a) if payment of the principal amount of and accrued interest on this Note or any other sums due under this Note (whether at maturity or by acceleration or otherwise) is not paid when due and remains unpaid five (5) days after Maker receives notice of such failure to pay, or if Maker, for any reason, shall default or be in default in payment of any other indebtedness or financial obligation owing to Lender and such default shall continue unremedied for five (5) days after Maker receives notice of such default; and (b) if default shall be made in the performance or observance of any material covenant, agreement or provision to be performed or observed by Maker under this Note, the Pledge Agreement, any other instrument or document evidencing indebtedness or financial obligations greater than $10,000 owing by Maker to any party or the Stock Purchase Agreement, which default is continuing on the tenth day following written notice thereof to the Maker from the Lender or if any representation or warranty made by Maker under any of the foregoing shall not have been true and correct in any material respect when made; and (c) if Maker shall (i)


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admit in writing its inability to pay its debts as they become due; (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its property or to the filing of a petition against it under said bankruptcy law; (v) be adjudicated a bankrupt; (vi) have entered against it a court order appointing a receiver, trustee, custodian or other similar official for all or any substantial part of its property, or approving a filing in good faith of a petition filed against it under said bankruptcy law (in both cases without its consent); PROVIDED, that such case, proceeding or other action shall remain undismissed for a period of sixty (60) days; (vii) allow the assumption of custody or sequestration by a court of competent jurisdiction of all or any substantial part of its property; or (viii) permit an attachment to be made on any substantial part of its property or assets.

            No alteration, amendment or waiver of any provision of this Note, made by agreement of the Maker hereof and any other person or party, shall constitute a waiver of any provision hereof, or otherwise release or discharge the liability of the Maker hereof. This Note may not be modified, terminated or discharged, and no provision hereof may be waived, except by a written agreement executed by the holder hereof. To the fullest extent permitted by law, the Maker hereby waives presentment, demand for payment, notice of protest and all other notices or demands of any kind respecting this Note.

            Any notice, presentation or demand to or upon Maker in respect of this Note may be given or made in writing and shall be deemed to be duly given if delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service to the address set forth in the Pledge Agreement, or if any other address shall at any time be designated for this purpose by Maker in writing to Lender, to such other address.

            All questions concerning the construction, validity and interpretation of this Note shall be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

            This Note shall bind Maker and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

                           [Signature Page to Follow]


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            IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.


                                        DATA BROADCASTING CORPORATION


                                        By: /s/ Steven G. Crane
                                           -------------------------------------
                                           Name:  Steven G. Crane
                                           Title: Executive Vice President
                                                  and Chief Financial Officer